Exhibit 10.18

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

No named executive officer has an employment contract with the company.  The named executive officers participate in various compensation plans and other arrangements as summarized below and described in further detail in the company’s 2005 Proxy Statement.  With the exception of the Retirement and Health and Welfare Plans, each of the plans noted below is on file with the Securities and Exchange Commission.

	Chairman, CEO	Chief Financial Officer, Treasurer	President – U.S. Operations	Chief Operating Officer	President – French Operations
Base Salary 2004/2005 – approved by the Compensation Committee annually	US$500,000/ US$500,000	US$288,000/ US$305,280	US$255,000/ US$265,200	E362,102/ E376,580	E227,136/ E236,100
Retirement, Retirement Savings (401-K) and Health and Welfare Plans	Participates on the same basis as all other similarly situated salaried employees.			Participates in various French government mandated and subsidiary retirement programs on the same basis as other salaried employees of the French subsidiaries.
Supplemental Retirement Plan	An amount is credited to this non-qualified supplemental retirement plan on the same terms as the qualified retirement plan, but without regard to IRS retirement plan limitations.			Not a participant in the plan.
Annual Incentive Plan – award objectives established and performance against objectives approved by the Compensation Committee annually.	Target cash opportunities range from 35% to 75% of base salary with a payout range of 0% to 192.5% of the target incentive award.
Long-Term Incentive Compensation Plan – award objectives established and performance against approved objectives determined by the Compensation Committee.	Target cash awards range from 0% up to 200% of the performance award opportunity as established at the beginning of each award cycle, which is usually three years in duration.
Equity Participation Plan – option grants approved by the Compensation Committee. 2005 Awards.	Options on 52,100 shares awarded with a strike price of $33.55 per share.	Options on 17,700 shares awarded with a strike price of $33.55 per share.	Options on 12,300 shares awarded with a strike price of $33.55 per share	Options on 35,900 shares awarded with a strike price of $33.55 per share.	Options on 10,000 shares awarded with a strike price of $33.55 per share.

	Chairman, CEO	Chief Financial Officer, Treasurer	President – U.S. Operations	Chief Operating Officer	President – French Operations
Restricted Stock Plan – awards approved by the Compensation Committee.

Plan participant.  The CEO received an award of 3,500 shares of restricted stock.  No other participant received an award of restricted stock in 2004.  No awards of restricted stock have been made to date in 2005.

Not a participant in the plan.
Deferred Compensation Plan

Participation is discretionary on the part of the named executive officer. With Compensation Committee approval, the company can make contributions to the participant’s plan account. Earnings on account balances are based on investment elections made by the participant and the risk of gain or loss on the investment is for the participant’s account.

Not a participant in the plan.
Executive Severance Plan

Upon a change of control, a payment of 3 times highest Base Salary and Annual Incentive Plan bonus; continuation of medical insurance for three years and three years credit to the Retirement Plan and Supplemental Retirement Plan.  All other terminations, except for cause, provide for a payment of up to 24 months of base salary.

Car Allowance	No participation.			Granted a car allowance for a vehicle up to a specified value together with maintenance and insurance costs. Vehicle may be replaced every four years.